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

EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


    The calculation of the Registrant's primary and fully diluted earnings per share required by Item 601(b)(11) of Regulations S-K is presented below (dollars in thousands, except per share data):

                                    Three Months Ended      Nine Months Ended
                                       September 30,           September 30,
                                     -----------------      -----------------
                                        1995      1994        1995    1994
                                     --------  --------     -------  -------
PRIMARY

Net Income                            $3,445    $3,241      $9,721    $9,220
                                     ========  ========     =======   ======

Average common shares outstanding      7,939     7,905       7,936     7,900
Common stock equivalents - net effect
of the assumed exercise of stock
options -- based on the treasury
stock method using average market
price                                    392       397         367      388
                                      --------  --------    -------   ------
 Average primary shares outstanding    8,331     8,302       8,303     8,288
                                      ========  ========    =======   =======

   PRIMARY EARNINGS PER SHARE           $.41      $.39       $1.17     $1.11
                                      ========  ========    =======   =======


FULLY DILUTED EARNINGS PER SHARE

Net Income                            $3,445    $3,241      $9,721    $9,220
                                      ========  ========    =======   =======

Average common shares outstanding      7,939     7,905       7,936    7,900
Common stock equivalents - net effect
of the assumed exercise of stock
options -- based on the treasury
stock method using average market
price or period-end market price,
whichever was higher                     392       403        392       403
                                     --------  --------     -------   -------
 Average fully diluted shares
      outstanding                      8,331     8,308       8,328    8,303
                                     ========  ========    ========   =======

   FULLY DILUTED EARNINGS PER SHARE     $.41      $.39       $1.17    $1.11
                                      ========  ========   ========   =======
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